Exhibit 99.1

NEWS RELEASE

Date: May 30, 2013	CorVel Corporation
2010 Main Street
Suite 600
Irvine, CA 92614

FOR IMMEDIATE RELEASE	Contact: Heather H. Burnham
Phone: 949-851-1473
http://www.corvel.com

CorVel Announces Revenues and Earnings

IRVINE, California, May 30, 2013 — CorVel Corporation (NASDAQ: CRVL) announced the results for the quarter and fiscal year ended March 31, 2013. Revenues for the quarter ended March 31, 2013 were a record $112 million, a 7% increase over the $104 million in revenue in the quarter ended March 31, 2012. Earnings per share for the quarter ended March 31, 2013 were a record $0.70, a 59% increase over earnings per share of $0.44 for the same quarter of the prior year. The quarterly results benefited from the increase in revenues, improvement in gross profit margins, lower general and administrative costs and reduction in share count.

Revenues for the fiscal year ended March 31, 2013 were a record $429 million compared to $413 million in revenue for the prior year. Net income for the fiscal year was a record $26.7 million and earnings per share were a record $2.38. Earnings per share were $2.28 for fiscal year ended March 31, 2012.

Revenue growth for the quarter was driven by a 13% increase in the Company’s Patient Management service line and a 2% increase in its Network Solutions service line. The Patient Management service line includes traditional case management services and claims management services. Claims management continues to increase due to the Company’s growing reputation in the marketplace and expanded relationships within the broker and carrier communities.

The Company continues to invest in information technology, including the ongoing development of its claims management platform. CorVel’s biggest differentiator is the integration of all of its services, including the Company’s managed care services, in a real time environment. Many of the most costly developments in workers’ compensation claims are exacerbated by the delays in the management of the claims. Functioning in a real time environment allows the Company to improve claims intake workflows, including mobile computing, and expand analytic tools such as clinical and predictive modeling.

About CorVel

CorVel Corporation is a national provider of industry-leading workers’ compensation solutions for employers, third party administrators, insurance companies, and government agencies seeking to control costs and promote positive outcomes. We apply technology, intelligence, and a human touch to risk management so our clients can intervene early and often and be connected to the critical intelligence they need to proactively manage risk. With a robust technology platform at its core, our connected solution is delivered by a national team of associates who are committed to helping clients design and administer programs that meet their organization’s performance goals.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

All statements included in this press release, other than statements or characterizations of historical fact, are forward-looking statements. These forward-looking statements are based on the Company’s current expectations, estimates and projections about the Company, management’s beliefs, and certain assumptions made by the Company, and events beyond the Company’s control, all of which are subject to change. Such forward-looking statements include, but are not limited to, statements relating to the Company’s results of operations, including claims management services. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause the Company’s actual results to differ materially and adversely from those expressed in any forward-looking statement.

The risks and uncertainties referred to above include, but are not limited to, factors described in this press release and the Company’s filings with the Securities and Exchange Commission, including but not limited to “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended March 31, 2012 and the Company’s Quarterly Report on Form 10Q for quarters ended June 30, 2012, September 30, 2012, and December 31, 2012. The forward-looking statements in this press release speak only as of the date they are made. The Company undertakes no obligation to revise or update publicly any forward-looking statement for any reason.

CorVel Corporation

Quarterly Results - Income Statement

Quarters and Fiscal Year Ended March 31, 2012 and March 31, 2013

Quarter Ended	March 31, 2012	March 31, 2013
Revenues	104,427,000	111,959,000
Cost of revenues	82,967,000	88,050,000

Gross profit	21,460,000	23,909,000

General and administrative	13,187,000	11,899,000

Income from operations	8,273,000	12,010,000

Income tax expense	3,200,000	4,430,000

Net income	5,073,000	7,580,000

Earnings Per Share:
Basic	$0.45	$0.70
Diluted	$0.44	$0.70

Weighted Shares
Basic	11,342,000	10,810,000
Diluted	11,478,000	10,902,000

Fiscal Year Ended	Fiscal Year March 31, 2012	Fiscal Year March 31, 2013
Revenues	412,668,000	429,310,000
Cost of revenues	318,826,000	337,650,000

Gross profit	93,842,000	91,660,000

General and administrative	50,405,000	47,765,000

Income from operations	43,437,000	43,895,000

Income tax expense	16,885,000	17,165,000

Net income	26,552,000	26,730,000

Earnings Per Share:
Basic	$2.31	$2.40
Diluted	$2.28	$2.38

Weighted Shares
Basic	11,476,000	11,128,000
Diluted	11,627,000	11,229,000

CorVel Corporation

Quarterly Results - Condensed Balance Sheet

March 31, 2012 and March 31, 2013

	March 31, 2012	March 31, 2013
Cash	6,597,000	19,822,000
Customer deposits	5,816,000	10,107,000
Accounts receivable, net	49,334,000	49,105,000
Prepaid expenses and taxes	12,263,000	7,418,000
Deferred income taxes	7,237,000	6,448,000
Property, net	47,364,000	46,584,000
Goodwill and other assets	43,271,000	42,898,000

Total	171,882,000	182,382,000

Accounts and taxes payable	12,773,000	13,587,000
Accrued liabilities	31,989,000	39,168,000
Deferred tax liability	16,738,000	18,225,000
Paid in capital	105,910,000	110,927,000
Treasury stock	-270,574,000	-301,301,000
Retained earnings	275,046,000	301,776,000

Total	171,882,000	182,382,000